Exhibit 99.1

PRIMERICA REPORTS FIRST QUARTER 2018 RESULTS

8% increase in life insurance licensed representatives to over 127,000

15.5% growth in Term Life net premiums

12% increase in Investment and Savings Products (ISP) sales

31% growth in net earnings per diluted share (EPS) and

32% growth in adjusted operating EPS to $1.47

Net income return on stockholders’ equity (ROE) of 18.5% and adjusted net operating income return on adjusted stockholders’ equity (ROAE) of 19.0%

Declared dividend of $0.25 per share, payable June 15, 2018

Duluth, GA, May 8, 2018 – Primerica, Inc. (NYSE: PRI) today announced financial results for the quarter ended March 31, 2018.  In the first quarter, total revenues and adjusted operating revenues each increased 14% to $459.9 million and $462.9 million, respectively. Income before income taxes increased 11% and adjusted operating income before income taxes increased 15% over the prior year period. Net income grew 26% to $65.7 million and adjusted net operating income grew 27% to $66.2 million compared with the first quarter of 2017, both of which reflect the benefit of the Tax Cuts and Jobs Act of 2017 (Tax Reform).

Glenn Williams, Chief Executive Officer, said, “In the first quarter we continued to build on our strong foundation, generating 8% growth in the size of our life insurance licensed sales force to over 127,000 representatives and 12% growth in Investment and Savings Products (ISP) sales year-over-year.  Income before income taxes grew 11% over the prior year period driven by increases of 22% and 8% for the Term Life and the ISP segments, respectively.  Solid earnings, ongoing share repurchases and the benefit of Tax Reform contributed to the 31% growth in EPS year-over-year and 18.5% ROE in the first quarter.  We are well positioned to continue delivering meaningful value to our stakeholders.”

During the first quarter, Term Life continued to show strong growth with net premiums increasing 15.5% year-over-year and insurance expenses benefitting from the change in Primerica Life Insurance Company’s state of domicile.  Claims during the period were elevated as is often seen in the first quarter and persistency was generally in line with the prior period.  Strong ISP performance was driven by 12% growth in total product sales and a 15% increase in average client asset values year-over-year.  Insurance and other operating expenses increased $14 million from the prior year period, about half of which was due to higher account-based expenses from revisions to ISP record-keeping contracts.  These higher account-based expenses were offset by an associated increase in account-based revenues.  Insurance and other operating expenses also increased by approximately $1.5 million for growth-related expenses and about $5 million for annual employee merit increases, equity award grants, ongoing technology spending and other expenses to support the business.  Incremental spending announced in February for digital development and key constituent initiatives driven by Tax Reform was nominal in the first quarter, but is still expected to be incurred during 2018.

Earnings growth, which benefited from Tax Reform as well as ongoing share repurchases, drove EPS and adjusted operating EPS to $1.46, up 31%, and $1.47, up 32%, respectively, compared to the first quarter a year ago.  ROE expanded to 18.5% and ROAE expanded to 19.0% in the first quarter versus 16.9% and 17.5%, respectively, in the prior year period.

First Quarter Distribution & Segment Results

Distribution Results
	Q1 2018	Q1 2017	% Change	Q4 2017	% Change
Life Licensed Sales Force (1)	127,182	117,907	8%	126,121	1%
Recruits	76,230	70,983	7%	64,401	18%
New Life-Licensed Representatives	11,730	10,903	8%	11,902	(1)%
Life Insurance Policies Issued	70,821	70,642	*	80,068	(12)%
Life Productivity (2)	0.19	0.20	*	0.21	*
ISP Product Sales ($ billions)	$1.78	$1.59	12%	$1.60	11%
Average Client Asset Values ($ billions)	$61.70	$53.82	15%	$59.91	3%

(1)	End of period
(2)	Life productivity equals policies issued divided by the average number of life insurance licensed representatives per month

*     Not calculated or less than 1%

Segment Results
	Q1 2018	Q1 2017	% Change	Q4 2017	% Change
	($ in thousands)
Adjusted Operating Revenues: (1)
Term Life Insurance	$270,309	$234,051	15%	$263,031	3%
Investment and Savings Products	162,041	140,407	15%	148,509	9%
Corporate and Other Distributed Products	30,517	30,572	*	30,323	1%
Total adjusted operating revenues (1)	$462,867	$405,030	14%	$441,863	5%

Adjusted Operating Income (loss) before income taxes:(1)
Term Life Insurance	$59,621	$49,022	22%	$68,237	(13)%
Investment and Savings Products	39,984	37,119	8%	46,985	(15)%
Corporate and Other Distributed Products	(13,698)	(11,433)	20%	(8,210)	67%
Total adjusted operating income before income taxes (1)	$85,907	$74,708	15%	$107,012	(20)%

(1)	See the Non-GAAP Financial Measures section and the segment Operating Results Reconciliations at the end of this release for additional information.

*     Less than 1%

Life Insurance Licensed Sales Force. Strong recruiting and licensing trends in recent quarters drove an 8% increase in the life insurance licensed sales force year-over-year to 127,182 representatives at the end of the first quarter. Recruiting of new representatives increased 7% and new life insurance licenses were 8% higher than the prior year period.  On a sequential quarter basis, recruiting increased 18% from the typically slower holiday season. The slower holiday season also led to a 1% decline in new life insurance licenses in the first quarter versus the fourth quarter of 2017.

Term Life Insurance.  In the first quarter of 2018, nearly 71,000 Term Life insurance policies were issued with productivity at 0.19 policies per life insurance licensed representative per month, slightly below the prior year period rate of 0.20.  Term Life revenues increased 15.5% to $270.3 million compared with the year ago period, driven by a 15.5% increase in net premiums.  Income before income taxes increased 22% to $59.6 million year-over-year. Non-deferred insurance commissions increased year-over-year, as expected, largely due to revisions in the sales force equity program, which changed the timing of expense recognition, but not the economics of the program. Persistency was generally consistent with the prior year period and claims were elevated reflecting seasonality often seen in the first quarter and were in line with the prior year experience.  Insurance expenses, which increased $3.2 million year-over-year primarily due to growth-related and employee-related spending, reflect approximately $1 million lower retaliatory premium taxes and representative licensing fees largely driven by the change in Primerica Life Insurance Company’s state of domicile in December 2017.

Investment and Savings Products.  In the first quarter, ISP income before income taxes grew to $40 million, up 8% from the prior year period.  While the revisions to the ISP record-keeping platform contracts are expected to benefit pre-tax account-based income by about $3 million on a full year basis, additional account-based expenses fully offset the $7.4 million additional account-based revenues in the first quarter. Sales-based revenues grew 7% in line with revenue generating product sales growth, while total product sales grew 12% year-over-year reflecting strong growth in managed account sales, which do not generate sales-based revenue. Retail mutual fund sales increased 8%, influenced by strong Canadian sales, and variable annuity sales improved, increasing 10% compared with the first quarter a year ago.  Asset-based revenues grew 16% year-over-year driven by a 15% increase in average client asset values to $61.7 billion and positive net flows of $212 million for the period.  Higher ISP expenses in the quarter primarily reflect the increase in account-based expenses noted above as well as higher growth-related and employee-related expenses versus the prior year period.  Canadian segregated fund DAC amortization was $1.7 million higher versus first quarter last year, primarily reflecting negative market performance in the current year period.

Corporate and Other Distributed Products (C&O).  C&O adjusted operating revenues were $30.5 million and adjusted operating losses before income taxes were $13.7 million in the first quarter of 2018.  Other operating expenses increased versus the year ago quarter primarily due to annual employee equity grants and merit increases in the first quarter.  Net unrealized gains decreased to $17.9 million at quarter-end from $60.3 million at December 31, 2017 reflecting the impact of higher interest rates on prices of fixed income securities in our invested asset portfolio, as well as the adoption of Accounting Standards Update No. 2016-01 (ASU 2016-01), which reclassified unrealized gains on investments held in equity securities to retained earnings as of the beginning of 2018.  The impact of this standard, as well as other accounting standards adoption adjustments during the quarter, are shown on the last page of this release.

Taxes

In the first quarter of 2018, the effective income tax rate was 20.8% and the operating effective income tax rate was 22.9%, both of which reflect Tax Reform. The rates differ due to a $1.8 million adjustment to the transition impact of Tax Reform that was provisionally recorded at year-end 2017.  The transitional impact of Tax Reform has been excluded from the operating effective income tax rate.

The 2018 full year operating effective income tax rate is expected to be around 23.5%, with the second quarter tax rate about 100bps higher as historically seen.  The annual rate is higher than previously estimated due to the global intangible low-taxed income

(GILTI) component of Tax Reform.  Barring any changes, this provision is expected to add approximately $1 million of tax expense per quarter.

Capital

Primerica repurchased $46.3 million or 467,614 shares of its common stock in the first quarter of 2018 and plans to repurchase a total of about $200 million in shares of common stock during 2018.  Also, Primerica’s Board of Directors has approved payment of a quarterly dividend of $0.25 per share for the first quarter of 2018. The dividend will be payable on June 15, 2018 to stockholders of record as of May 22, 2018.

Primerica Life Insurance Company’s statutory risk-based capital (RBC) ratio was estimated to be approximately 480% as of March 31, 2018.

Non-GAAP Financial Measures

We report financial results in accordance with U.S. generally accepted accounting principles (GAAP).  We also present adjusted direct premiums, other ceded premiums, adjusted operating revenues, adjusted operating income before income taxes, net adjusted operating income, adjusted stockholders’ equity and diluted adjusted operating earnings per share.  Adjusted direct premiums and other ceded premiums are net of amounts ceded under coinsurance transactions that were executed concurrent with our initial public offering (IPO) for all periods presented.  We exclude amounts ceded under the IPO coinsurance transactions in measuring adjusted direct premiums and other ceded premiums to present meaningful comparisons of the actual premiums economically maintained by the Company. Amounts ceded under the IPO coinsurance transactions will continue to decline over time as policies terminate within this block of business.  Adjusted operating revenues, adjusted operating income before income taxes, net adjusted operating income, and diluted adjusted operating earnings per share exclude the impact of realized investment gains (losses)1 and fair value mark-to-market (MTM) investment adjustments2, including other-than-temporary impairments (OTTI), for all periods presented.  We exclude realized investment gains (losses) and MTM investment adjustments in measuring these non-GAAP financial measures to eliminate period-over-period fluctuations that may obscure comparisons of operating results due

[1]

Beginning in the first quarter of 2018, MTM adjustments on investments held in equity securities are recognized in total revenues measured in accordance with GAAP as realized investment gains (losses) due to the adoption of ASU 2016-01. Accordingly, we excluded the impact of MTM adjustments on investments held in equity securities from adjusted operating revenues and other non-GAAP financial measures.

[2]

Beginning in the first quarter of 2018, the MTM adjustment on a deposit asset held in support of a 10% coinsurance agreement (the 10% deposit asset MTM) recognized under the deposit method of accounting for US GAAP has been excluded from adjusted operating revenues and other non-GAAP financial measures. Prior year non-GAAP financial results have not been recast as the 10% deposit asset MTM in the prior year was de minimis.

to items such as the timing of recognizing gains and losses and market pricing variations prior to an invested asset's maturity or sale that are not directly associated with the Company's insurance operations.  In 2018, we excluded from net adjusted operating income and diluted adjusted operating earnings per share the one-time transition impact of changes to provisional amounts recognized from the Tax Cuts and Jobs Act of 2017 to present meaningful and useful period-over-period comparisons that could be distorted by this historically infrequent tax law change.  Adjusted stockholders' equity excludes the impact of net unrealized investment gains and losses recorded in accumulated other comprehensive income (loss) for all periods presented.  We exclude unrealized investment gains and losses in measuring adjusted stockholders' equity as unrealized gains and losses from the Company's available-for-sale securities are largely caused by market movements in interest rates and credit spreads that do not necessarily correlate with the cash flows we will ultimately realize when an available-for-sale security matures or is sold.

The definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies.  Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.  Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of the core ongoing business.  These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of the results as reported under GAAP.  Reconciliations of GAAP to non-GAAP financial measures are attached to this release.

Earnings Webcast Information

Primerica will hold a webcast Wednesday, May 9, 2018 at 10:00 am EDT, to discuss first quarter results.  This release and a detailed financial supplement will be posted on Primerica’s website.  Investors are encouraged to review these materials.  To access the webcast go to http://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software.

A replay of the call will be available for approximately 30 days on Primerica’s website, http://investors.primerica.com.

Forward-Looking Statements

Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain sales representatives or license or maintain the licensing of our sales representatives; changes to the independent contractor status of our sales representatives; our or our sales representatives’ violation of or non-compliance with laws and regulations or the failure to protect the confidentiality of client information; differences between our actual experience and our expectations regarding mortality, persistency, expenses and interests rates as reflected in the pricing for our insurance policies; the occurrence of a catastrophic event that causes a large number of premature deaths of our insureds; changes in federal and state legislation, including other legislation or regulation that affects our insurance and investment product businesses, such as the DOL’s rule defining who is a “fiduciary” of a qualified retirement plan as a result of giving investment advice; our failure to meet RBC standards or other minimum capital and surplus requirements; a downgrade or potential downgrade in our insurance subsidiaries’ financial strength ratings or our senior debt ratings; the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio; incorrectly valuing our investments; inadequate or unaffordable reinsurance or the failure of our reinsurers to perform their obligations; the failure of, or legal challenges to, the support tools we provide to our sales force; heightened standards of conduct or more stringent licensing requirements for our sales representatives; inadequate policies and procedures regarding suitability review of client transactions; the failure of our investment products to remain competitive with other investment options or the change to investment and savings products offered by key providers in a way that is not beneficial to our business; fluctuations in the performance of client assets under management; the inability of our subsidiaries to pay dividends or make distributions; our inability to generate and maintain a sufficient amount of working capital; our non-compliance with the covenants of our senior unsecured debt; legal and regulatory investigations and actions concerning us or our sales representatives; the loss of key personnel; the failure of our information technology systems, breach of our information security or failure of our business continuity plan; and fluctuations in Canadian currency exchange rates . These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at http://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, Inc., headquartered in Duluth, GA, is a leading distributor of financial products to middle income households in North America. Primerica representatives educate their Main Street clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. In addition, Primerica provides an entrepreneurial full or part-time business opportunity for individuals seeking to earn income by distributing the company’s financial products. We insured approximately 5 million lives and have over 2 million client investment accounts at December 31, 2017. Primerica stock is included in the S&P MidCap 400 and the Russell 2000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.

Investor Contact:

Kathryn Kieser

470-564-7757
Email: investorrelations@primerica.com

Media Contact:

Keith Hancock

470-564-6328

Email: Keith.Hancock@Primerica.com

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	(Unaudited)
	March 31, 2018	December 31, 2017
	(In thousands)
Assets
Investments:
Fixed-maturity securities available-for-sale, at fair value	$1,961,982	$1,927,842
Fixed-maturity security-held-to-maturity, at amortized cost	796,450	737,150
Equity securities available-for-sale, at fair value	-	41,107
Equity securities, at fair value	40,632	-
Trading securities, at fair value	28,781	6,228
Policy loans	32,532	32,816
Total investments	2,860,377	2,745,143
Cash and cash equivalents	190,585	279,962
Accrued investment income	18,129	16,665
Reinsurance recoverables	4,263,111	4,205,173
Deferred policy acquisition costs, net	1,998,985	1,951,892
Agent balances, due premiums and other receivables	277,797	229,522
Intangible assets, net	50,662	51,513
Income taxes	49,130	48,614
Other assets	364,256	359,347
Separate account assets	2,419,707	2,572,872
Total assets	$12,492,739	$12,460,703

Liabilities and Stockholders' Equity
Liabilities:
Future policy benefits	$6,004,101	$5,954,524
Unearned premiums	468	486
Policy claims and other benefits payable	308,319	307,401
Other policyholders' funds	384,436	377,998
Notes payable	373,381	373,288
Surplus note	795,697	736,381
Income taxes	184,161	177,468
Other liabilities	506,535	451,398
Payable under securities lending	89,433	89,786
Separate account liabilities	2,419,707	2,572,872
Total liabilities	11,066,238	11,041,602

Stockholders' equity:
Common stock	440	443
Paid-in capital	-	-
Retained earnings	1,416,564	1,375,090
Accumulated other comprehensive income, net of income tax	9,497	43,568
Total stockholders' equity	1,426,501	1,419,101
Total liabilities and stockholders' equity	$12,492,739	$12,460,703

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended March 31,
	2018	2017
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$656,087	$627,698
Ceded premiums	(394,249)	(399,769)
Net premiums	261,838	227,929
Commissions and fees	166,827	144,268
Net investment income	19,017	19,894
Realized investment gains (losses), including OTTI	(1,656)	134
Other, net	13,897	12,939
Total revenues	459,923	405,164

Benefits and expenses:
Benefits and claims	116,890	102,385
Amortization of deferred policy acquisition costs	60,165	51,850
Sales commissions	82,519	73,704
Insurance expenses	41,109	37,621
Insurance commissions	5,877	4,899
Interest expense	7,173	7,127
Other operating expenses	63,227	52,736
Total benefits and expenses	376,960	330,322
Income before income taxes	82,963	74,842
Income taxes	17,248	22,772
Net income	$65,715	$52,070

Earnings per share:
Basic earnings per share	$1.46	$1.12
Diluted earnings per share	$1.46	$1.11

Weighted-average shares used in computing earnings per share:
Basic	44,740	46,301
Diluted	44,855	46,374

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Adjusted Operating Results Reconciliation
(Unaudited – in thousands, except per share amounts)

	Three months ended March 31,
	2018	2017	% Change
Total revenues	$459,923	$405,164	14%
Less: Realized investment gains (losses), including OTTI	(1,656)	134
Less: 10% deposit asset MTM included in net investment income (NII) (2)	(1,288)	-
Adjusted operating revenues	$462,867	$405,030	14%

Income before income taxes	$82,963	$74,842	11%
Less: Realized investment gains (losses), including OTTI	(1,656)	134
Less: 10% deposit asset MTM included in NII (2)	(1,288)	-
Adjusted operating income before income taxes	$85,907	$74,708	15%

Net income	$65,715	$52,070	26%
Less: Realized investment gains (losses), including OTTI	(1,656)	134
Less: 10% deposit asset MTM included in NII (2)	(1,288)	-
Less: Tax impact of preceding items	675	(41)
Less: Transition impact of tax reform	1,768	-
Net adjusted operating income	$66,217	$51,977	27%

Diluted earnings per share (1)	$1.46	$1.11	31%
Less: Net after-tax impact of operating adjustments	(0.01)	-
Diluted adjusted operating earnings per share (1)	$1.47	$1.11	32%

(1)	Percentage change in earnings per share is calculated prior to rounding per share amounts.
(2)	The 10% deposit asset MTM during the three months ended March 31, 2017 was de minimis, therefore, non-GAAP financial measures for 2017 have not been recast for this adjustment.

TERM LIFE INSURANCE SEGMENT
Adjusted Premiums Reconciliation
(Unaudited – in thousands)

	Three months ended March 31,
	2018	2017
Direct premiums	$649,366	$620,379
Less: Premiums ceded to IPO coinsurers	294,301	312,982
Adjusted direct premiums	$355,065	$307,397

Ceded premiums	$(392,561)	$(398,077)
Less: Premiums ceded to IPO coinsurers	(294,301)	(312,982)
Other ceded premiums	$(98,260)	$(85,095)

Net premiums	$256,805	$222,302

CORPORATE AND OTHER DISTRIBUTED PRODUCTS SEGMENT
Adjusted Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended March 31,
	2018	2017
Total revenues	$27,573	$30,706
Less: Realized investment gains (losses), including OTTI	(1,656)	134
Less: 10% deposit asset MTM included in NII	(1,288)	-
Adjusted operating revenues	$30,517	$30,572

Loss before income taxes	$(16,642)	$(11,299)
Less: Realized investment gains (losses), including OTTI	(1,656)	134
Less: 10% deposit asset MTM included in NII	(1,288)	-
Adjusted operating loss before income taxes	$(13,698)	$(11,433)

PRIMERICA, INC. AND SUBSIDIARIES
Adjusted Stockholders' Equity Reconciliation
(Unaudited – in thousands)

	March 31, 2018	December 31, 2017
Stockholders' equity	$1,426,501	$1,419,101
Less: Unrealized net investment gains recorded in stockholders' equity, net of income tax	13,903	39,573
Adjusted stockholders' equity	$1,412,598	$1,379,528

PRIMERICA, INC. AND SUBSIDIARIES
Stockholders' Equity - Impact of Accounting Standards Updates
(Unaudited – in thousands)

	Stockholders' equity	Less: Unrealized net investment gains recorded in stockholders' equity, net of income tax	Adjusted stockholders' equity
Balance as of December 31, 2017 - as reported	$1,419,101	$39,573	$1,379,528
Adjustments to 2018 beginning equity from adoption of Accounting Standards Updates (ASU):
ASU 2014-09 (revenue recognition)	24,683	-	24,683
ASU 2018-02 (stranded tax effects reclass)	-	7,796	(7,796)
ASU 2016-01 (recognition of unrealized gains on equity securities)	-	(7,723)	7,723
Beginning balance as of January 1, 2018	$1,443,784	$39,646	$1,404,138